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Contact:  Kimberly A. Welch, media  248-354-1916
          Jim Fisher, media, 248-354-9809
          Janet Halpin, investors,  248-354-8847

FOR IMMEDIATE RELEASE

Federal-Mogul Files Proposed Disclosure Statement for Chapter 11 Plan of
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Reorganization
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     Southfield, Michigan, April 22, 2003... Federal-Mogul Corporation (OTC
Bulletin Board: FDMLQ) has filed a proposed Disclosure Statement with the U.S. Bankruptcy Court in Wilmington, Delaware in its Chapter 11 reorganization case. The Court must approve the proposed Disclosure Statement, which provides additional details to the Plan of Reorganization, before Federal-Mogul can solicit votes on the Plan. The Plan of Reorganization was filed with the Court on March 6, 2003.

     An official hearing date on the proposed Disclosure Statement has not yet been announced by the Court.

     The Plan will only become effective after a vote of various classes of creditors with the approval of the Court. Key elements of the Plan provide for:

     . Creation of a 524(g) trust for the benefit of present and future asbestos personal injury claimants, which will assume all of the company's obligations to those claimants;

     . The creation of new common shares for the reorganized company that will be distributed to the trust (50.1%) and to the noteholders (49.9%);

     .    The access by the trust to insurance coverage of the company;

     . One or more distributions to U.S. and U.K. trade creditors of which the percentage ratio has not been determined;

     . The restructuring of approximately $1.6 billion in claims of the Pre-Petition Senior Secured Lenders into a combination of 6.5-year maturity Senior Secured Term Loans and 11-year maturity Junior Secured PIK Notes.

     Federal-Mogul will also be filing a United Kingdom Scheme of Arrangements to keep the U.K. Administration process in parallel with the U.S. Bankruptcy process.

                                     -more-

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     Federal-Mogul is a global supplier of automotive components and sub-systems serving the world's original equipment manufacturers and the aftermarket. The company utilizes its engineering and materials expertise, proprietary technology, manufacturing skill, distribution flexibility and marketing power to deliver products, brands and services of value to its customers. Federal-Mogul is focused on the globalization of its teams, products and processes to bring greater opportunities for its customers and employees, and value to its constituents. Headquartered in Southfield, Michigan, Federal-Mogul was founded in Detroit in 1899 and today employs 47,000 people in 24 countries. For more information on Federal-Mogul, visit the company's web site at http://www.federal-mogul.com.

This press release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts as further described in our filings under the Securities Exchange Act. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including factors relating to Federal-Mogul's Chapter 11 filing; filing of Administration in the United Kingdom, ability to achieve all required approvals of a Plan of Reorganization; claims relating to legal, environmental or tax matters discussed in our public filings which may affect the Plan; and other risks, uncertainties and factors disclosed in Federal-Mogul's most recent reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission (SEC) which may affect the company's business or financial condition in a way that may affect the Plan. We undertake no obligation to update any forward-looking statement.